Exhibit 99.1

445 Pine Avenue, Goleta, CA 93117

FOR IMMEDIATE RELEASE

Contact:	Charles G. Baltuskonis, EVP/CFO
Phone:	805-692-5821
E-mail:	cbaltuskonis@communitywestbank.com
URL:	www.communitywest.com
SYMBOL:	CWBC (NASDAQ)

Community West Bancshares Reports 2008 Q3 Results

Goleta, California, October 20, 2008 – Community West Bancshares (Company) (NASDAQ: CWBC), parent company of Community West Bank, today reported net income of $675,000, or $.11 per share diluted, for the quarter ended September 30, 2008 (2008 Q3), compared to net income of $963,000, or $.16 per share diluted, for the quarter ended September 30, 2007 (2007 Q3).  For the nine months ended September 30, 2008, the Company reported net income of $1,420,000, or $.24 per share diluted, compared to $3,041,000, or $.50 per share diluted, for the nine months ended September 30, 2007.

Net Interest Income

Net interest income for 2008 Q3 compared to 2007 Q3 decreased by $379,000, primarily because the decline in the net interest margin, which decreased by 79 basis points, to 3.60% for 2008 Q3 from 4.39% for 2007 Q3, exceeded the net interest income related to the Company’s new business.

Total interest income for 2008 Q3 compared to 2007 Q3 decreased by $694,000.  A $2,105,000 decrease is attributed to lower interest rates as the prime rate at end of 2008 Q3 was 275 basis points less than at end of 2007 Q3.  This is partially offset by a $1,411,000 increase attributed to the comparative growth in interest-earning assets, primarily in the commercial lending, SBA and manufactured housing portfolios.

Interest expense on deposits for 2008 Q3 compared to 2007 Q3 decreased by $290,000.  A $1,196,000 decrease is attributed to lower interest rates and is partially offset by a $906,000 increase attributed to interest-bearing deposit growth.  Interest expense on borrowings decreased by $25,000.

Provision for Loan Losses

The Company recorded a $652,000 loan loss provision for 2008 Q3 compared to $547,000 for 2007 Q3, reflecting management’s assessment of increased credit risk for the Company related to the current California and national economic slowdown.  The heightened provision, particularly related to the nine months ended September 30, 2008, is primarily a result of increased qualitative factors which reflect the aforementioned economic circumstances.  Nonaccrual loans increased slightly from $11.6 million at June 30, 2008 to $12.0 million at September 30, 2008.

Non-Interest Income and Non-Interest Expenses

Non-interest income was substantially unchanged from 2007 Q3 compared to 2008 Q3.

Non-interest expenses were unchanged from 2007 Q3 compared to 2008 Q3.

BALANCE SHEET

The Company’s total assets increased $30.3 million to $640.2 million at September 30, 2008 compared to $609.9 million at December 31, 2007.  Net loans increased by $23.1 million and combined liquid assets and investment securities increased by a net of $5.4 million.

On the funding side, as of September 30, 2008, deposits increased by $49.2 million while FHLB advances decreased by $20.5 million compared to December 31, 2007.

CAPITAL

As of September 30, 2008, the Company had $51.1 million in total shareholders’ equity, or 7.99% of consolidated total assets, and book value per share was $8.64.

DIVIDEND POLICY

The Board of Directors announced that they will not pay a dividend this quarter.  Currently, the Company is focused on preserving capital due to the turbulence in the financial markets, and will continue to review the dividend policy on a quarterly basis.

COMMENTS FROM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Lynda J. Nahra, President and Chief Executive Officer, noted: “We continue to work our way through these unprecedented financial markets and, while the sluggish economy has pressured our results, we continue to see our core business lines performing well.  We remain committed to diligently ensuring the credit quality of our loan portfolio.”

COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California.  The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Ventura, Santa Maria, Santa Barbara and Westlake Village.  The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending, with loans originating throughout the country.

See enclosed financial tables

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

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COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Interest income	$11,336	$12,030	$34,727	$34,702
Interest expense	5,562	5,877	16,989	16,810
Net interest income	5,774	6,153	17,738	17,892
Provision for loan losses	652	547	3,856	769
Net interest income after provision for loan losses	5,122	5,606	13,882	17,123

Non-interest income	1,198	1,212	4,252	3,789
Non-interest expenses	5,154	5,154	15,647	15,656
Income before income taxes	1,166	1,664	2,487	5,256
Provision for income taxes	491	701	1,067	2,215

NET INCOME	$675	$963	$1,420	$3,041

Earnings per share:
Basic	$0.11	$0.16	$0.24	$0.52
Diluted	0.11	0.16	0.24	0.50

Weighted average shares:
Basic	5,915	5,877	5,912	5,852
Diluted	5,918	6,009	5,955	6,027

Selected average balance sheet items

Average assets	$651,732	$571,087	$638,788	$553,929
Average gross loans	577,682	500,213	565,942	483,914
Average deposits	491,533	415,206	472,942	401,227

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	September 30	December 31
	2008	2007

Cash and cash equivalents	$15,136	$9,289
Interest-earning deposits in other financial institutions	660	778
Investment securities	37,983	38,281
Loans:
Held for sale	118,396	110,415
Held for investment	450,366	433,162
Less: Allowance	(6,499)	(4,412)
Net held for investment	443,867	428,750
NET LOANS	562,263	539,165

Other assets	24,142	22,337

TOTAL ASSETS	$640,184	$609,850

Deposits	$482,895	$433,739
FHLB advances	100,500	121,000
Other liabilities	5,667	4,952
TOTAL LIABILITIES	589,062	559,691

Stockholders' equity	51,122	50,159

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$640,184	$609,850

Shares outstanding	5,915	5,895

Book value per share	$8.64	$8.51